Delisting Determination, The Nasdaq Stock Market, LLC, September 20, 2024. ToughBuilt Industries, Inc.
The Nasdaq Stock Market LLC (the Exchange) has determined to remove from listing the securities of ToughBuilt Industries, Inc., effective at the opening of the trading session on September 30, 2024.
Based on review of information provided by the Company, Nasdaq Staff determined that the Company no longer qualified for listing on the Exchange pursuant to Listing Rules 5101, IM-5101-1, 5250(c)(1), 5605(b)(1), 5605(c)(2), 5605(d)(2), and 5605(e).
The Company was notified of the Staff determination on August 22, 2024.
On July 3, 2024, the Company exercised its right to appeal the Staff determination to the Listing Qualifications Hearings Panel (Panel) pursuant to Listing Rule 5815.
On August 7, 2024, the Company regained compliance with Listing Rules 5605(b)(1), 5605(c)(2), 5605(d)(2), and 5605(e).
On August 7, 2024, the Company withdrew its appeal. The Company securities were suspended on August 9, 2024. The Staff determination to delist the Company securities became final on August 9, 2024.